Independent Auditors' Consent



To the Shareholders and Board of Directors
The Dreyfus/Laurel Funds, Inc.


We consent to the use of our report dated March 31, 1998 with respect to the statement of assets and liabilities dated March 31, 1998 of the Dreyfus Premier Small Cap Value Fund (in organization) of The Dreyfus/Laurel Funds, Inc. included in the Statement of Additional Information and to the reference to our firm under the heading "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.



                                   KPMG Peat Marwick LLP



New York, New York
March 31, 1998